Exhibit 99.1
Proterra Reaches Binding Letter of Intent with Cowen Convertible Note Holders

BURLINGAME, Calif., March 20, 2023 – Proterra Inc (Nasdaq: PTRA) (together with its subsidiary, Proterra Operating Company, Inc., “Proterra” or the “Company”), a leading innovator in commercial vehicle electrification technology, today announced that the Proterra Operating Company, Inc. has reached a binding letter of intent with CSI GP I LLC and its affiliates (the “Cowen Parties”) that sets forth proposed amendments to the Note Purchase Agreement, dated as of August 4, 2020, by and among Proterra Operating Company, Inc., the investors and guarantors from time to time party thereto and CSI GP I LLC, as collateral agent, and the convertible notes issued to the Cowen Parties pursuant thereto. The parties intend to enter into definitive agreements reflecting the terms in the binding letter of intent.

Please refer to the Company’s Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission today, for a description of the binding letter of intent, which is filed as an exhibit thereto.

About Proterra
Proterra is a leader in the design and manufacture of zero-emission electric transit vehicles and EV technology solutions for commercial applications. With industry-leading durability and energy efficiency based on rigorous U.S. independent testing, Proterra products are proudly designed, engineered, and manufactured in America, with offices in Silicon Valley, South Carolina, and Los Angeles. For more information, please visit www.proterra.com

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements regarding the execution of amendments to the Note Purchase Agreement and Cowen Notes, including the timing and final terms thereof; the parties’ ability to enter into definitive agreements in a timely manner, on the terms set forth in the binding letter of intent or at all. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including risks and uncertainties set forth in the sections entitled “Risk Factors” in the Company’s Annual Report for the year ended December 31, 2022 filed with the SEC on March 17, 2023 or the Company’s other filings with the SEC. The forward-looking statements included in this press release speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Proterra does not give any assurance that it will achieve its expectations.

Contacts
Investor Contact
IR@proterra.com

Media Contact
PR@proterra.com